Exhibit B-1(a)

                   ENTERGY LOUISIANA, INC.

                                               March 12, 1998

To prospective purchasers
of the First Mortgage Bonds
of Entergy Louisiana, Inc.


Gentlemen:

  Entergy Louisiana, Inc. ("Company") expects to issue and sell in one or more series at one time or from time to time not more than $115,000,000 aggregate principal amount of its First Mortgage Bonds ("Bonds"). The Company will receive proposals for the purchase of all or such portion of the Bonds as may be designated by the Company to prospective purchasers.

  Enclosed   please   find  copies  of  a  draft   prospectus
supplement to the prospectus dated November 15, 1993 ("Prospectus") relating to the Bonds, a questionnaire to be used in furnishing certain information to the Company and an Underwriting Agreement for use in submitting a proposal. You may obtain copies of the registration statements relating to the Bonds and of the documents incorporated by reference in the  Prospectus  by  contacting Denise C.  Redmann,  Esq.  of
Entergy Services, Inc., 639 Loyola Ave., New Orleans, Louisiana 70113 (telephone number (504) 576-2272).

  The Company will give notice ("Notice") to two or more of the following: Bear, Stearns & Co. Inc.; Chase Securities Inc.; Citicorp Securities, Inc.; Credit Suisse First Boston Corporation; Doley Securities, Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; A.G. Edwards & Sons, Inc.; Goldman, Sachs & Co.; HSBC Securities, Inc.; Legg Mason Wood Walker Incorporated; Lehman Brothers Inc.; Merrill Lynch & Co.; J.P. Morgan Securities Inc.; Salomon Brothers Inc; Morgan Stanley & Co. Incorporated; PaineWebber Incorporated; Prudential Securities Incorporated; Morgan Keegan & Company, Inc.; Stephens, Inc. and UBS Securities LLC at least two (2) hours prior to the time proposals are to be submitted, of (i) the principal amount of the Bonds being offered, (ii) the date on which such Bonds will be issued, (iii) the maturity date of such Bonds, (iv) the date from which interest will accrue, (v) the range within which the price offered to the Company by the prospective purchasers of the Bonds would be acceptable, (vi) the date, time and location for the submission of proposals and (vii) the manner in which proposals are to be submitted. Various basic terms relating to the Bonds are set forth in Appendix A hereto.

  Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004-1490 (telephone number 212-858-1000), are acting as purchasers' counsel. Should you wish to discuss the legal aspects of the offering, or the fees and disbursements of such counsel, please contact Jeffrey J. Delaney, Esq. of that firm. Such counsel have prepared a preliminary memorandum with respect to the qualification of the Bonds under the "blue sky" laws of various jurisdictions. Copies of these memoranda may be obtained from Mr. Delaney.

  A due diligence call has been scheduled for 10:00 a.m. EDT on March 17, 1998. For your reference, a list of suggested due diligence topics that will be discussed by the Company during the call is also enclosed. If you wish to participate in such call, please notify Mr. Delaney by Noon EDT on March 16, 1998.

Very truly yours,

ENTERGY LOUISIANA, INC.


By:  Steven C. McNeal
Assistant Treasurer

                                                            APPENDIX A

                        ENTERGY LOUISIANA, INC.

                           Summary of Terms
Relating to the Purchase of First Mortgage Bonds of a Particular Series

Principal Amount     To  be  designated  by the  Company  in  the
                     Notice.


Date of Issuance     To  be  designated  by the  Company  in  the
                     Notice.


Date of Maturity     To  be  designated  by the  Company  in  the
                     Notice.


Date from which
Interest will Accrue To  be  designated  by the  Company  in  the
                     Notice.


Interest Rate        The  annual interest rate shall  be  as  set
                     forth    in   the   Underwriting   Agreement
                     submitted  by the successful underwriter  or
                     underwriters  and  shall be  a  multiple  of
                     0.125% (1/8th of 1%) or a multiple of  0.01%
                     (1/100th of 1%).


Dividend Covenant    The  Company  shall  covenant  in  substance
                     that,   so   long  as  any  Bonds   of   the
                     particular   series  being  offered   remain
                     outstanding,  it  will  not  pay  any   cash
                     dividends  on common stock after a  selected
                     date  close to the date of original issuance
                     of  such series of Bonds (other than certain
                     dividends  that  may  be  declared  by   the
                     Company  on or prior to such selected  date)
                     except  from  credits to  retained  earnings
                     after  such selected date plus an amount  up
                     to  $345  million  and plus such  additional
                     amounts   as  shall  be  approved   by   the
                     Securities and Exchange Commission.


Price to Company     The  price  shall  be as set  forth  in  the
                     Underwriting  Agreement  submitted  by   the
                     successful  underwriter or underwriters  and
                     shall  be  within a range of not  more  than
                     five  percentage  points (as  designated  by
                     the  Company  in  the Notice),  which  range
                     shall   be  within  95%  and  105%  of   the
                     principal amount, plus accrued interest for the period and at the rate set forth in such Underwriting Agreement.


Redemption
Provisions           The  Bonds will be redeemable at the  option
                     of  the Company, in whole or in part, at any
                     time,  upon not less than 30 days' nor  more
                     than  60  days'  notice,  (i)  with  certain
                     deposited  cash  (except  for  proceeds   of
                     released   property  and/or  cash   deposits
                     under   the   Replacement  Fund  under   the
                     Mortgage),  at the special redemption  price
                     of  100%  of  the principal amount  thereof,
                     (ii)   prior   to  March  1,  2003,   at   a
                     redemption  price equal to  the  greater  of
                     (A)  100%  of the principal amount  of  such
                     Bonds  and  (B) as determined by a Quotation
                     Agent, the sum of the present values  as  of
                     the  redemption date of (x) the  product  of
                     the  principal  amount of the  Bonds  called
                     for  redemption  multiplied by  the  general
                     redemption  price  which would  apply  to  a
                     redemption  of  the Bonds on March  1,  2003
                     and  (y)  the  remaining scheduled  interest
                     payments  on such principal amount from  the
                     redemption date through March 1, 2003,  such
                     present  value to be determined on  a  semi-
                     annual   basis  (assuming  a  360-day   year
                     consisting  of  twelve  30-day  months)  and
                     using  the  Adjusted Treasury  Rate  as  the
                     discount  rate, or (iii) on or  after  March
                     1,  2003,  at the general redemption  prices
                     set   forth  herein,  in  each  case,   plus
                     accrued  interest thereon to the  redemption
                     date.   With respect to clause (ii), if  the
                     redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.


                     For the purpose of determining the general redemption prices of the Bonds: (a) the term "annual redemption period" shall mean the twelve month period beginning on the first day of the calendar month in which the Bonds are issued in each calendar year, beginning with the calendar year in which the Bonds are issued, and ending on the last day of the preceding calendar month of the next succeeding calendar year, (b) the term "stated interest rate" shall mean the stated interest rate per annum to be set forth in the Bonds (stated as a percentage of the principal amount thereof), as specified in the successful proposal; (c) the term "initial public offering price" shall mean the single fixed price (stated as a percentage of the principal amount of the Bonds and exclusive of accrued interest) at which the Bonds are to be initially offered for sale to the public by the successful purchaser or purchasers, as specified by them at the time of the acceptance of the successful proposal and as set forth in the supplement to the Prospectus relating to the Bonds to be filed with the Securities and Exchange Commission following the acceptance of the successful proposal; provided, however, that if the successful purchaser or purchasers shall specify at the time of the acceptance of the successful proposal that they do not intend to make a public offering of the Bonds at a single fixed price, the term "initial public offering price" shall mean the price (stated as a percentage of the principal amount of the Bonds and exclusive of accrued interest) to be paid by the successful purchaser or purchasers to the Company for the Bonds;
                     (d) the term "initial unadjusted premium" shall mean the amount (stated as a percentage of the principal amount of the Bonds and before the adjustment provided for below) by which the initial public offering price plus the stated interest rate shall exceed 100% of the principal amount of the Bonds; (e) the term "applicable fraction" shall mean a fraction, the numerator of which shall be one and the denominator of which shall be the lesser of (i) 24 or (ii) two less than the number of years from the date of the Bonds to their stated maturity; provided, however, that the denominator shall never be less than four; and (f) the term "date of issue" shall mean the day of the calendar month in which the Bonds are issued from which interest accrues.


                     The general redemption prices of the Bonds shall be, for and during the first annual redemption period, 100% of their principal amount plus the initial unadjusted premium; for and during each annual redemption period thereafter until the annual redemption period for which the general redemption price shall be reduced to 100% of their principal amount without premium, 100% of their principal amount plus a premium equal to the initial unadjusted premium, less an amount equal to the applicable fraction of the initial unadjusted premium multiplied by the number of annual redemption periods which shall have passed between the date of issue and the date fixed for redemption; and for and during each annual redemption period thereafter. 100% of their principal amount without premium; in each case together with accrued interest thereon to the date fixed for redemption; provided, however, that the general redemption prices shall never be less than the special redemption prices.

                     If, in any case, other than the initial
                     general and special redemption prices, a redemption price computed as hereinabove set forth shall not be a multiple of 0.01% (1/100 of 1%) and if the remainder of dividing such price by .01% is greater than .5, the price shall be rounded up to the next higher multiple of .01%; otherwise it shall be rounded down to the next lower multiple of .01%.

                     If the foregoing redemption provisions
                     shall not be applicable, the Company will specify in the Notice the applicable redemption provisions, which could include, for example, an absolute prohibition on redemption for a period of years or for the life of the Bonds.


                     "Adjusted   Treasury   Rate"   means,   with
                     respect  to  any redemption date,  the  rate
                     per   annum   equal   to   the   semi-annual
                     equivalent   yield  to   maturity   of   the
                     Comparable Treasury Issue, assuming a  price
                     for    the    Comparable   Treasury    Issue
                     (expressed as a percentage of its  principal
                     amount)  equal  to  the Comparable  Treasury
                     Price   for   such  redemption  date,   plus
                     0.125%.


                     "Business  Day" means any day other  than  a
                     Saturday  or  a  Sunday or a  day  on  which
                     banking  institutions in  The  City  of  New
                     York  are authorized or required by  law  or
                     executive order to remain closed  or  a  day
                     on  which the Corporate Trust Office of  the
                     Corporate   Trustee  under   the   Company's
                     Mortgage   (the  "Corporate   Trustee")   is
                     closed  for business.  "Comparable  Treasury
                     Issue"  means  the  United  States  Treasury
                     security  selected by a Quotation  Agent  as
                     having   a   maturity  comparable   to   the
                     remaining  term of the Bonds that  would  be
                     utilized,  at the time of selection  and  in
                     accordance    with    customary    financial
                     practice,   in   pricing   new   issues   of
                     corporate   debt  securities  of  comparable
                     maturity  to  the  remaining  term  of   the
                     Bonds.


                     "Comparable  Treasury  Price"  means,   with
                     respect  to  any redemption  date,  (i)  the
                     average of the bid and asked prices for  the
                     Comparable  Treasury  Issue  (expressed   in
                     each  case  as a percentage of its principal
                     amount)  on the third Business Day preceding
                     such  redemption date, as set forth  in  the
                     daily  statistical release (or any successor
                     release)  published by the  Federal  Reserve
                     Bank  of  New York and designated "Composite
                     3:30  p.m.  Quotations for  U.S.  Government
                     Securities" or (ii) if such release (or  any
                     successor release) is not published or  does
                     not  contain  such prices on  such  Business
                     Day,   (A)  the  average  of  the  Reference
                     Treasury   Dealer   Quotations   for    such
                     redemption   date,   after   excluding   the
                     highest  and lowest such Reference  Treasury
                     Dealer  Quotations or (B) if  the  Corporate
                     Trustee   obtains  fewer  than  three   such
                     Reference  Treasury Dealer  Quotations,  the
                     average   of  all  such  Reference  Treasury
                     Dealer Quotations.


                     "Quotation   Agent"   means   one   of   the
                     Reference Treasury Dealers appointed by the Corporate Trustee after consultation with the Company.


                     "Reference  Treasury Dealer" means  each  of
                     Bear,  Stearns & Co. Inc., Salomon  Brothers
                     Inc  and  Goldman, Sachs & Co., and each  of
                     their   respective   successors;   provided,
                     however, that if any of the foregoing  shall
                     cease   to  be  a  primary  U.S.  Government
                     securities  dealer  in  New  York  City   (a
                     "Primary  Treasury  Dealer"),  the   Company
                     shall  substitute therefor  another  Primary
                     Treasury   Dealer,  or  any  other   Primary
                     Treasury  Dealer selected by  the  Corporate
                     Trustee   after   consultation   with    the
                     Company.


                     "Reference   Treasury   Dealer   Quotations"
                     means,   with  respect  to  each   Reference
                     Treasury Dealer and any redemption date, the average, as determined by the Corporate Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Corporate Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.


Registration
Statements           No. 33-39221, No. 33-46085 & No. 33-50937.


Miscellaneous        For  further information regarding the terms
                     of   the   Bonds,  please   refer   to   the
                     accompanying  Prospectus  relating  to   the
                     Bonds.


                     The  Underwriting Agreement submitted by the
                     successful   underwriter   or   underwriters
                     shall,   upon  acceptance  by  the  Company,
                     become  effective  as  and  constitute   the
                     agreement  between  the  Company  and   such
                     underwriter or underwriters covering the sale and purchase of the Bonds.